Exhibit 4.4
FIRST SUPPLEMENTAL INDENTURE
          First Supplemental Indenture (this “Supplemental Indenture”), dated as of July 17, 2006, among Windstream Corporation (as the surviving entity of the Merger referred to below), a Delaware corporation (or its permitted successor) (the “Company”), the Company’s subsidiaries identified as “Guaranteeing Subsidiaries” on the signature pages hereto (the “Guaranteeing Subsidiaries” and each, a “Guaranteeing Subsidiary”), and SunTrust Bank, a state bank organized under the laws of the State of Georgia (or its permitted successor), as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
          WHEREAS, ALLTEL Holding Corp. (the “Original Issuer”) and the other Guarantors party thereto have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of July 17, 2006 providing for the issuance of 8 5/8% Senior Notes due 2016 and 8 1/8% Senior Notes due 2013 (the “Notes”);
          WHEREAS, the Original Issuer, ALLTEL Corporation and Valor Communications Group, Inc. (“Valor”) have entered into an Agreement and Plan of Merger dated as of December 8, 2005, as amended (the “Merger Agreement”) pursuant to which the Original Issuer has merged with and into Valor, with the surviving entity changing its name to “Windstream Corporation” (the “Merger”);
          WHEREAS, Article Five of the Indenture prohibits the consummation of the Merger unless the requirements, restrictions and conditions set forth in such Article Five are satisfied, including the requirements that the Company expressly assumes the obligations of the Original Issuer under the Indenture and the Notes and that each of the Guaranteeing Subsidiaries who are parties to the Indenture (the “Existing Guaranteeing Subsidiary”) confirms that its Note Guarantee shall apply to the obligations of the Company in accordance with the Notes and the Indenture;
          WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries who are not already parties to the Indenture (the “New Guaranteeing Subsidiaries” and each, a “New Guaranteeing Subsidiary”) shall execute and deliver to the Trustee a supplemental indenture pursuant to which such New Guaranteeing Subsidiaries shall, subject to Article Ten of the Indenture, unconditionally guarantee the Notes on the terms and conditions set forth therein (the “Note Guarantee”); and
          WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiaries and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Notes:

          1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
          2. Company’s Agreement to Assume Obligations.
          The Company hereby expressly assumes the due and punctual payment of the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes, and the performance and observance of each and every covenant and condition of the Indenture and the Notes on the part of the Company to be performed or observed, to the same extent as if the Company has been named as the “Company” in the Indenture. All references in the Indenture and the Notes to the “Company” shall hereafter refer to the Company and its successors.
          2. New Guaranteeing Subsidiaries’ Agreement to Guarantee.
          (a) Subject to Article Ten of the Indenture, each New Guaranteeing Subsidiary fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:
     (i) the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest and Additional Interest, if any, on the Notes, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full, all in accordance with the terms hereof and thereof; and
     (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each New Guaranteeing Subsidiary agrees that this is a guarantee of payment and not a guarantee of collection.
          (b) Each New Guaranteeing Subsidiary hereby agrees that, to the maximum extent permitted under applicable law, its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

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          (c) Each New Guaranteeing Subsidiary, subject to Section 6.06 of the Indenture, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.
          (d) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to any of the Company or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
          (e) Each New Guaranteeing Subsidiary agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.
          (f) Each New Guaranteeing Subsidiary agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six of the Indenture for the purposes of the Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Note Guarantee.
          (g) Each New Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.
          (h) Each New Guaranteeing Subsidiary confirms, pursuant to Section 10.02 of the Indenture, that it is the intention of such New Guaranteeing Subsidiary that the Note Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Note Guarantee. To effectuate the foregoing intention, each New Guaranteeing Subsidiary and the Trustee hereby irrevocably agree that the obligations of such New Guaranteeing Subsidiary will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such New Guaranteeing Subsidiary that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article Ten of the Indenture, result in the obligations of such New Guaranteeing Subsidiary under the Note Guarantee not constituting a fraudulent transfer or conveyance.

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          3. Existing Guaranteeing Subsidiaries’ Confirmation of Their Note Guarantees. Each Existing Guaranteeing Subsidiary hereby confirms that its Note Guarantee shall apply to the obligations of the Company in accordance with the Notes and the Indenture.
          4. Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guarantee.
          5. Guaranteeing Subsidiary May Consolidate, Etc., on Certain Terms. None of the Guaranteeing Subsidiaries may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, any Person other than as set forth in Section 10.04 of the Indenture.
          6. Release. Each Guaranteeing Subsidiary’s Note Guarantee shall be released as set forth in Section 10.05 of the Indenture.
          7. No Recourse Against Others. Pursuant to Section 12.07 of the Indenture, no director, officer, employee, incorporator or stockholder of each Guaranteeing Subsidiary shall have any liability for any obligations of such Guaranteeing Subsidiary under the Notes, the Indenture, this Supplemental Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. This waiver and release are part of the consideration for the Note Guarantee.
          8. NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
          9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          10. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
          11. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.
[SIGNATURE PAGE FOLLOWS]

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          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

WINDSTREAM CORPORATION
By:	/s/ Jeffery R. Gardner
	Name:	Jeffery R. Gardner
	Title:	President and Chief Executive Officer

GUARANTEEING SUBSIDIARIES:

WINDSTREAM HOLDING OF THE MIDWEST, INC.
WINDSTREAM NETWORK SERVICES OF THE MIDWEST, INC.
WINDSTREAM YELLOW PAGES, INC.
WINDSTREAM LISTING MANAGEMENT, INC.
WINDSTREAM SUPPLY, INC.
TELEVIEW, INC.
WINDSTREAM ALABAMA, INC.
WINDSTREAM ARKANSAS, INC.
WINDSTREAM OKLAHOMA, INC.
OKLAHOMA WINDSTREAM, INC.
WINDSTREAM SOUTH CAROLINA, INC.
WINDSTREAM SUGAR LAND, INC.
TEXAS WINDSTREAM, INC.
SOUTHWEST ENHANCED NETWORK SERVICES, LP
VALOR TELECOMMUNICATIONS CORPORATE GROUP, LP
VALOR TELECOMMUNICATIONS ENTERPRISES FINANCE CORP.
VALOR TELECOMMUNICATIONS ENTERPRISES, LLC
VALOR TELECOMMUNICATIONS ENTERPRISES II, LLC
VALOR TELECOMMUNICATIONS EQUIPMENT, LP
VALOR TELECOMMUNICATIONS INVESTMENTS, LLC
VALOR TELECOMMUNICATIONS LD, LP
VALOR TELECOMMUNICATIONS, LLC
VALOR TELECOMMUNICATIONS OF TEXAS., LP

By:	/s/ Jeffery R. Gardner
	Name:	Jeffery R. Gardner
	Title:	President and Chief Executive Officer

VALOR TELECOMMUNICATIONS SERVICES, LP
VALOR TELECOMMUNICATIONS SOUTHWEST, LLC
VALOR TELECOMMUNICATIONS SOUTHWEST II, LLC
ADVANCED TEL-COM SYSTEMS, L.P.
KERRVILLE CELLULAR HOLDINGS, LLC
KERRVILLE CELLULAR, L.P.
KERRVILLE CELLULAR MANAGEMENT, LLC
KERRVILLE COMMUNICATIONS CORPORATION
KERRVILLE COMMUNICATIONS ENTERPRISES, LLC.
KERRVILLE COMMUNICATIONS MANAGEMENT, LLC
KERRVILLE MOBILE HOLDINGS, INC.
KERRVILLE TELEPHONE, L.P.
KERRVILLE WIRELESS HOLDINGS LIMITED PARTNERSHIP
WESTERN ACCESS SERVICES, LLC
WESTERN ACCESS SERVICES OF ARIZONA, LLC
WESTERN ACCESS SERVICES OF ARKANSAS, LLC
WESTERN ACCESS SERVICES OF COLORADO, LLC
WESTERN ACCESS SERVICES OF NEW MEXICO, LLC
WESTERN ACCESS SERVICES OF OKLAHOMA, LLC
WESTERN ACCESS SERVICES OF TEXAS, L.P.
KCC TELCOM, L.P.
DCS HOLDING CO.
ECS HOLDING CO.
KCS HOLDING CO.
SCD SHARING PARTNERSHIP, L.P.
SCE SHARING PARTNERSHIP, L.P.

By:	/s/ Jeffery R. Gardner
	Name:	Jeffery R. Gardner
	Title:	President and Chief Executive Officer

SUNTRUST BANK, AS TRUSTEE
By:	/s/ Muriel Shaw
	Name:	Muriel Shaw
	Title:	Assistant Vice President